Exhibit 10.14

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”), dated October 31, 2012 (for reference purposes only), is made and entered into by and between Harsch Investment Properties, LLC, an Oregon limited liability company (“Landlord”), and Jive Software, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that Lease Agreement dated February 25, 2008, as amended (collectively, the “Lease”), for the premises located at 915 SW Stark Street, Portland, Oregon (“Premises”).

B. The Lease Term expires on October 31, 2013.

C. The parties desire to further amend the Lease on the terms and conditions set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENT

1. Term. The Term of the Lease shall expire on September 30, 2018, and Tenant shall have no further option under the Lease to renew the Term.

2. Base Rent. Effective October 1, 2012, Monthly Base Rent for the Premises shall be:

October 1, 2012 through September 30, 2013	$ 86,320.00 per month

October 1, 2013 through September 30, 2014	$ 88,910.00 per month

October 1, 2014 through September 30, 2015	$ 91,577.00 per month

October 1, 2015 through September 30, 2016	$ 94,325.00 per month

October 1, 2016 through September 30, 2017	$ 97,154.00 per month

October 1, 2017 through September 30, 2018	$100,069.00 per month

3. Operating Expenses and Base Year. Effective October 1, 2012, the Base Year for calculating Tenant’s share of Operating Expenses shall be 2013. Tenant shall not incur an increase in operating expenses until 2014 at the earliest. Landlord and Tenant agree that as of September 30, 2012, the Common Area Maintenance, Property Taxes, and Insurance estimates paid by Tenant in 2012 shall be considered payment in full of Tenant’s share for 2012 and there shall be no further reconciliation of Tenant’s share for 2012.

4. Allowances and Tenant Improvements.

A. Space Planning Allowance. In connection with the Tenant Improvements Landlord shall pay for space planning costs in an amount up to $0.10/RSF (“Space Planning Allowance”) in accordance with Section 4 (B)(ii) below.

B. Tenant Improvement Allowance.

(i) Landlord shall pay for the hard and soft costs of the Tenant Improvements up to Five Dollars per rentable square foot ($5.00/RSF) for the Premises not included in the Expansion Area as defined below (the “TI Allowance”).

(ii) The TI Allowance may be used for general tenant improvements as well as all soft costs, including design, Tenant’s project manager, engineering, permitting and other commercially reasonable costs to improve the Premises. Up to $2.00/RSF of unused TI Allowance may be applied as a Rent credit or to any Tenant funded project costs. Tenant may seek a Base Rent credit by submitting a statement to Landlord and the credit will be applied to the next month’s Base Rent. Landlord shall have no obligation to pay the TI Allowance at any time that a Tenant Default occurs and is outstanding or at any time following termination of the Lease or of Tenant’s right of possession. Any costs, fees, or expenses of any kind or nature shall be paid solely by Tenant.

(iii) Landlord shall enter into a construction contract for the Tenant Improvements, however, Tenant shall have the right to approve the general contractor and select its own project manager, architect with Landlord’s reasonable approval. Notwithstanding the foregoing, all HVAC work shall be performed by TCMS and all electrical work shall be performed by Christenson Electric.

(iv) Landlord or its agents shall not charge any supervisory fees for initial tenant improvements or for future alterations, including cost for review of Tenant’s plans and specifications.

Second Amendment to Lease

Jive Software

(v) All costs in connection with the design, management and construction of the Tenant Improvements in excess of the TI Allowance that are due to the actions, conduct, inaction or requested by Tenant shall be paid directly by Tenant to Landlord within twenty (20) days after written notice to Tenant. In no event shall the TI Allowance be used for any furniture, fixtures and equipment, including, but not limited to office supplies (stationery, etc.), purchase of cabling and installation of computer or telephone equipment, and purchase or moving of Tenant’s furniture. Throughout the process of design and construction of the Tenant Improvements, Vicki Ryan (“Tenant’s Construction Representative”) shall be available for onsite and telephone consultations and decisions as necessary. Tenant’s Construction Representative shall have the authority to bind Tenant as to all matters relating to the tenant improvements. Tenant may replace the Tenant’s Construction Representative upon notice to Landlord.

(vi) All improvements, alterations and other work performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed, except for Tenant’s trade fixtures, and may not be removed at the expiration of the Lease unless the applicable Landlord’s consent specifically provides otherwise.

(vii) Tenant’s entry into the Premises or the Expansion Area as defined below for any purpose, including without limitation inspection or performance of work by Tenant’s contractor, prior to the Commencement Date, shall be subject to all the terms and conditions of the Lease, including without limitation the provisions of the Lease relating to the maintenance of insurance, but excluding the provisions of the Lease relating to the payment of rent. Tenant’s entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

(viii) Upon expiration or earlier termination of this Lease, Tenant shall remove all cabling/data wiring.

(ix) If the estimated cost of construction of the improvements will exceed the TI Allowance due to changes made by or at Tenant’s request, then upon the TI Allowance being fully applied, Tenant shall reimburse Landlord for the amount which exceeds the TI Allowance within thirty (30) days following of invoices from Landlord. Any additional amounts payable by Tenant for the actual cost of the improvements shall be paid upon acceptance of the Premises or Expansion Area by Tenant in accordance with the terms of the Lease, or upon receipt of final accounting.

5. Restoration. Except as required by Section 7 of the Lease, Tenant shall not be required to restore any existing or future interior stairways within the Premises, nor any other improvements or future alteration approved by Landlord And such approval shall not be unreasonably withheld, conditioned or delayed.

6. Expansion.

A. Tenant has the right to expand the Premises to include an additional approximately 14,437 rentable square feet on the second floor of the Building (“Expansion Area”) that is currently occupied by EURO RSCG Direct Response, LLC (“EURO”). Landlord has been advised EURO intends to vacate the Expansion Area on or about December 31, 2012. Landlord will notify Tenant immediately upon Landlord’s knowledge of the specific date that EURO will vacate the Expansion Area. Tenant acknowledges EURO is vacating the Expansion Area specifically to accommodate Tenant’s proposed expansion. Landlord and Tenant shall equally divide EURO’s relocation expenses, however, in no event shall Landlord’s share of such relocation expenses exceed Fifty Thousand Dollars ($50,000.00). Landlord shall pay EURO’s total relocation expenses and Tenant shall reimburse Landlord for Tenant’s share, plus any amount over $100,000.00, within thirty (30) business days of Landlord’s invoice.

B. Landlord shall provide Tenant with a Tenant Improvement Reimbursement Allowance equal to Six Dollars per square foot, per year ($6.00/RSF/YR) of the Term for the Expansion Area. Tenant may also use up to all of the Space Planning Allowance amount for the Expansion Area.

C. The Term for the Expansion Area and Landlord’s obligation to provide the allowance stated in Section 6 (B) above shall commence sixty (60) days following Landlord’s delivery (but not earlier than March 1, 2013) and Tenant’s possession of the Expansion Area and shall be at the same per-square-foot rate as the Base Rent in effect for the Premises as it existed prior to the addition of the Expansion Area. Landlord’s delivery will be deemed to have occurred after (i) EURO has fully vacated the Expansion Area, (ii) Landlord has cleaned and prepared the Expansion Area for Tenant’s possession and (iii) notified Tenant that the Expansion Area is available to Tenant.

D. Tenant may, at Tenant’s sole cost and expense, subject to the prior written approval of the design and placement by Landlord, install an interior stairway connecting the second and third floors of the Building. The provisions of Section 7 of the Lease shall govern Tenant’s installation of any interior stairway. Tenant shall not be required to remove the stairway upon expiration of the Lease.

E. In the event Tenant takes the Expansion Space, Tenant shall receive a proportionate increase in the number of parking spaces provided to Tenant as defined in the Lease.

F. Upon Landlord’s delivery of the Expansion Area to Tenant, Landlord and Tenant shall execute an amendment to the Lease to include the Expansion Area as part of the Premises and appropriate adjustments shall be made to the Lease in connection with the increase in square footage of the Premises. All terms and conditions of the Lease shall apply to the Expansion Area, including, but not limited to the duration of the Lease Term.

G. Tenant’s right to the Expansion Space is subject to and contingent upon EURO surrendering and vacating the same in a timely manner. In the event EURO fails to surrender or vacate the Expansion Space, Landlord shall have no obligation to deliver the Expansion Space to Tenant.

Second Amendment to Lease

Jive Software

7. Outdoor Installations. Tenant may, at Tenant’s sole cost and expense, install outdoor recreational courts, such as shuffle board, basketball, and the like, on the fourth floor deck. Any installation shall require Landlord’s and Landlord’s architect’s review and prior written approval which may be withheld in Landlord’s reasonable discretion, and the approval of all requisite permitting agencies. Tenant shall be solely responsible for all activities on any outdoor recreational court in accordance with Section 4(d) of the Lease.

8. General.

8.1 Effect of Amendment; Ratification. Except as otherwise modified by this Amendment, the Lease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail. All capitalized terms used and not otherwise defined herein shall have the same meanings and definitions as set forth in the Lease.

8.2 Counterparts. If this Amendment is executed in counterparts, each counterpart shall be deemed an original.

8.3 Authority to Execute Amendment. Each individual executing this Amendment on behalf of a limited liability company represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such limited liability company and that this Amendment is binding upon such limited liability company in accordance with its terms.

8.4 Confidentiality. Tenant and its employees, agents and brokers shall keep confidential all matters concerning the terms of this Amendment and the negotiations which led to it and shall not disclose the fact or substance of the negotiations or the terms to anyone without the prior written consent of Landlord. Notwithstanding the foregoing, the provisions and preceding negotiations may be revealed to Tenant’s accountants, attorneys and lenders so long as each such recipient is advised of the necessity for them to also maintain the confidentiality of the information. If any third party demands entitlement to the benefit of similar terms or conditions on the basis that Tenant received such treatment, it will be deemed to be the result of a violation of this confidentiality requirement by Tenant and such violation shall constitute an event of Default under the Lease.

8.5 Contingency – Landlord’s Lender Approval. This Amendment is subject to and conditioned upon the review and approval of Landlord’s lender in all respects. If Landlord’s lender refuses to consent to the terms and conditions of this Amendment, the Amendment shall be deemed void and of no further force or effect. Landlord agrees to use its commercially reasonable efforts to promptly obtain its lender’s consent to this Amendment in the form and content negotiated by Landlord and Tenant. In the event Landlord’s lender offers modifications to the Lease and the parties agree to such modifications, this contingency shall be deemed satisfied.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the date and year first above written.

Landlord:	Tenant:

Harsch Investment Properties, LLC	Jive Software, Inc.

/s/ Steven A. Roselli	/s/ Bryan J. LeBlanc
By	By

Steven A. Roselli	Bryan J. LeBlanc
Print Name	Print Name

Senior Vice President and Regional Manager	Chief Financial Officer
Title	Title

Second Amendment to Lease

Jive Software